L. B. FOSTER COMPANY

                            VOLUNTARY INVESTMENT PLAN



                            Effective January 1, 1999


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                                TABLE OF CONTENTS

                                                                       Page

ARTICLE I         DEFINITIONS                                            2

ARTICLE II        PARTICIPATION                                         11

ARTICLE III       PARTICIPANT CONTRIBUTIONS                             12

ARTICLE IV        COMPANY CONTRIBUTIONS                                 16

ARTICLE V         PARTICIPANT ACCOUNTS                                  22

ARTICLE VI        WITHDRAWALS AND LOANS                                 24

ARTICLE VII       VESTING AND TERMINATION OF EMPLOYMENT                 27

ARTICLE VIII      TRANSFER                                              29

ARTICLE IX        DISTRIBUTION OF BENEFITS                              30

ARTICLE X         ADMINISTRATION                                        35

ARTICLE XI        MISCELLANEOUS PROVISIONS                              37

ARTICLE XII       PROVISIONS RELATING TO TOP-HEAVY PLANS                41


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                            ESTABLISHMENT AND PURPOSE

WHEREAS, as of November 1, 1972, the L. B. Foster Company and certain individual Trustees entered into an Agreement pursuant to which the L. B. Foster Company Thrift Plan and Trust (the "Thrift Plan") were established.

WHEREAS, the Plan was amended effective January 1, 1984 to comply with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, and further amended effective July 1, 1984 to add a Section 401(k) of the Internal Revenue Code provision to the Plan and to change its name to that of the "L. B. Foster Company Voluntary Investment Plan" and further amended and restated the Plan effective August 1, 1986;

WHEREAS, the L. B. Foster Company Voluntary Investment Plan shall be effective July 1, 1984 as an amendment and restatement of the Thrift Plan in its entirety. The rights of any employee whose employment terminated prior to July 1, 1984 shall be determined solely by the provisions of the Thrift Plan in effect at the time of such termination of employment unless specifically otherwise provided herein;

WHEREAS, the purpose of the Voluntary Investment Plan is to encourage savings by employees and to provide them with security for retirement;

WHEREAS, the Employer desired to further amend the Plan and therefore adopted an amended and restated Plan effective as of January 1, 1990.

WHEREAS, the Employer desires to further amend the Plan;

NOW, THEREFORE, the Employer hereby adopts this amended and restated Plan effective as of January 1, 1999 as set forth herein.

The Plan, as amended herein, shall become effective January 1, 1999. The rights to benefits of any employee whose employment terminated prior to January 1, 1999 shall be determined solely by the provisions of the employee benefit plan in which he was covered, if any, as in effect at the time of such termination of employment, unless specifically otherwise provided herein.



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                                    ARTICLE I
                                   DEFINITIONS

     1.1 Accrued Benefit means, with respect to any Participant at any time, the then vested amount of his Participant Account.

     1.2 Accumulated Profits means net income of profits of the Company for prior years as determined in the same manner as Current Profits.

     1.3 Actual Contribution Percentage means, for any Participant or group of Participants, the average of the ratios (calculated separately for each Participant in the group) of (a) the sum of Company Matching Contributions made to a Participant Account for the Plan Year and Voluntary Employee Contributions made to a Participant Account for the Plan Year, to (b) the Participant's compensation for the Plan Year. For purposes of determining the Actual Contribution Percentage, "compensation" means the Participant's earnings as reported on Form W-2 plus any amounts deferred under a plan qualifying under Code
          Section 125 or 401(k), minus any amounts paid as severance or amounts earned prior to the participant becoming an Eligible Employee.

     1.4 Actual Deferral Percentage means, for any Participant or group of Participants, the average of the ratios (calculated separately for each Participant in the group) of (a) Salary Deferral Contributions made on behalf of the Participant for the Plan Year, to (b) the Participant's compensation for the Plan Year. For purposes of determining the Actual Deferral Percentage, "compensation" means the Participant's earnings as reported on Form W-2 plus any amounts deferred under plan qualifying under Code Section 125 or 401(k), minus any amounts paid as severance or amounts earned prior to the participant becoming an Eligible Employee.

     1.5 Administrative Committee or Committee means the L. B. Foster Employee Benefit Policy and Review Committee appointed by the Board of Directors for the purposes of administering this Plan in accordance with the provisions of Section 10.2 of Article X.

     1.6 Affiliated Company means any subsidiary or affiliate of the Company, whether or not such entities have adopted the Plan, and any other entity which is a member of a Controlled Group.

     1.7 Board of Directors means the Board of Directors of the L. B. Foster Company.

     1.8 Break in Service means any 12-consecutive-month period during which an Employee completes fewer than 500 Hours of Service. The relevant periods for eligibility and vesting purposes shall be determined in the same manner as is used for determining Years of Service. Solely for the purpose of determining whether a Break in Service has occurred, a Participant who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such Participant but for such absence, or in any case in which such Hours cannot be determined, eight Hours of Service per day of such absence. For purposes of this Paragraph, an absence from work for maternity or paternity reasons mean an absence (1) by the reason of the pregnancy of the Participant,
          (2) by reason of a birth of a child of the Participant, (3) by reason of the placement of a child with the Participant in connection with the adoption of such child by such Participant, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under the paragraph shall be credited (1) in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following Plan Year.

     1.9 Code means the Internal Revenue Code of 1986 as amended from time to time.

     1.10 Company means the L. B. Foster Company, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, as well as any Affiliated Company which the Board of Directors has designated as eligible to adopt the Plan, which has adopted this Plan and which has agreed to be bound by the terms of the Plan and Trust Agreement; provided, however, that an Affiliated Company shall become a Company for purposes of the Plan upon, but not before, the date that such Affiliated Company agrees to be bound by the terms of the Plan and Trust, and employees of such Affiliated Company shall become Employees for all purposes under the Plan upon, but not before, the date of such agreement.

1.11 Company Contribution means the contribution the Company shall make to Participant Accounts. Company Contributions are comprised of :

     (a)  Fixed Contributions as provided for in accordance with Section 4.1(a);

     (b)  Company  Matching  Contributions  as provided for in  accordance  with
          Section 4.1(b);

     (c)  Mandatory   Additional  Company   Contributions  as  provided  for  in
          accordance with Section 4.1(c); and

     (d)  Discretionary Contributions as provided for in accordance with

Section 4.1(e).

1.12 Company Contribution Portion means, as of any Valuation Date, the then amount of the Company Contributions allocated to a Participant Account, adjusted to reflect all credits and debits attributable to such contributions which are made to such Participant pursuant to Section 5.3.

1.13 Compensation means the earnings paid by the Company to the Employee during the Plan Year in the form of base salary, overtime payments, vacation pay, bonuses or cash incentive pay, commissions, and any elective deferrals under Section 125 or 401(k) of the Code, but excluding all other payments.
                           In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000 (indexed to $160,000 in 1997), as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and denominator of which is 12.

         For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean OBRA '93 annual compensation limit set forth in this provision. If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000 (indexed to $160,000 in 1997).

          However, an Employee's compensation during a period of service in the Uniformed Services shall be computed at the rate of the employee's base monthly salary at the time the employee ceased active employment.

1.14 Controlled Group means the group of companies who, along with the Company, is a member of a controlled group of corporations within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and (e)(3)(C) of the Code, or a member with the Company of a group of trades or businesses (whether or not incorporated) under common control as determined by regulations issued by the Secretary of the Treasury under Section 414(c) of the Code.

1.15 Current Profits means the amount of net income or profits of a Company for the current Plan Year as determined by the Company either on an estimated or final basis in accordance with sound accounting practices, without deduction for taxes based upon income, or for contributions made by the Company under this Plan. Such determination and Company Contribution shall not be open to question by any Participant, either before or after the Company Contribution has been made.

1.16 Disability means a Participant's incapacity to perform the duties of his occupation or employment because of a medically determinable physical or mental impairment which can be expected to be total and permanent. Such determination of Disability shall be made by the Administrative Committee with the advice of competent medical authority.

1.17 Discretionary contribution means the contribution the Company may make to Participant Accounts in accordance with Section 4.1(e).

1.18 Early Retirement Date means at the election of the Participant, the first day of the month coincident with or following the Participant's termination of employment with the Company, provided that the Participant had attained age 55 and completed five Years of Service prior to termination.

1.19     Effective Date means January 1, 1999.

1.20 Eligible Employee means a salaried Employee of the Company who is not a leased employee within the meaning of Section 414(n)(2) and who has completed one Year of Service and has attained his 21st birthday.

1.21 Employee means any individual in the employment of the Company or an Affiliated Company which is part of the Controlled Group including both leased employees within the meaning of Section 414(n)(2) of the Code and any Employee who is also an officer or director of the Company; provided, however, that it shall not include any person where employment is governed by the terms of a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining between the Company and Employee representatives, unless such agreement expressly provides for the coverage of such person in this Plan. Notwithstanding the foregoing, if leased employees constitute less than 20% of the Company's nonhighly compensated work force within the meaning of Section 414(n)(5)(C)(ii) of the Code, the term "Employee" shall not include those leased employees covered by a plan described in Section 414(n)(5) of the Code unless otherwise provided for by the terms of the Plan.

1.22 Fixed Contribution means the contribution made by the Company in accordance with Section 4.1(a).

1.23 Fund or Investment Fund means the trust fund held by the trustee in accordance with the Trust Agreement.


1.24 Highly Compensated Employee means any individual who performs service during the determination year and is described in one or more of the following groups:

     (a)  An employee  who is a 5% owner,  as defined in section 416 (i) (1) (A)
          (iii), at any time during the determination year or the look-back year.

     (b) An employee who receives compensation in excess of $80,000 (indexed in accordance with section 415 (d) during the look-back year.)

         For purposes of determining Highly Compensated Employees, the following applies:

         (a) The determination year is the plan year for which the determination of who is highly compensated is being made.

         (b) The look-back year is the 12-month period immediately preceding the determination year.

         (c)      Compensation  is  compensation  within  the  meaning  of  Code
                  Section 415 (c) (3) including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

     (d) Employers aggregated under Section 414 (b), (c), (a) or (o) of the Code are treated as a single employer.

1.25     Hour of Service means:

          (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or any Affiliated Company which is part of the Controlled Group during the applicable computation period.

          (b) Each hour for which back pay, irrespective of mitigation of damages, is awarded or agreed to by the Company or any Affiliated Company which is part of the Controlled Group; provided, however, that the same hours shall not be credited more than once, and such hours shall be credited to the Employee for the computation period to which the award or agreement relates rather than the period in which it is awarded, agreed upon or paid.

          (c) Each hour for which an Employee is paid, or is entitled to payment, by the Company or an Affiliated Company which is part of the Controlled Group on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including Disability, other than permanent Disability), layoff, jury duty, military duty or leave of absence. In applying the preceding sentence:

                  (1) No more than 501 Hours of Service are required to be credited to an Employee on account of a single continuous period during which the Employee performs no duties (whether or not such period occurs within a single computation period);

                  (2) An Hour of Service need not be credited if payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen's compensation, or unemployment compensation or disability insurance laws; and

                  (3) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by an Employee.

          (d) Each hour for periods of employment with any predecessor if the Company maintains a plan of such a predecessor or, if such a plan is not maintained, to the extent required under regulations under Section 414(a)(2) of the Code.

                  Notwithstanding the above, the Board of Directors may amend the Plan to grant additional credit for periods of employment with a predecessor employer or a corporation, substantially all of the assets of which have been acquired by the Company, provided that in amending the Plan to grant such credit, the Board of Directors acts in a uniform and nondiscriminatory manner with respect to all Employees similarly situated.

     (e) In addition to the Hours of Service credited above, an Employee shall be credited with Hours of Service for any noncompensated absence which is authorized by a Company or any Affiliate Company which is part of the Controlled Group, in accordance with its uniform leave policy, provided the Employee returns to active employment following the termination of the period of authorized absence. For this purpose, periods of absence to enter service with the Uniformed Services shall be counted in computing Hours of Service, if the Employee returns to work for the Company or an Affiliated Company within the period following his discharge or release to inactive duty from such service during which his reemployment rights are guaranteed by law.


          (f) An Employee shall be credited with 45 Hours of Service for each week during which he is entitled to credit for at least one Hour of Service; provided, however, that if the Employee demonstrates to the satisfaction of the Committee that his actual number of Hours of Service in any week is greater than 45, he shall be credited with such actual number of Hours of Service.

         (g) For purposes of eligibility to participate in the Plan (Section 1.20) and vesting (Sections 7.2 and 12.6), hours meeting the requirements of this section but for the fact that the individual was not an Employee during the period to which the hours would have been credited (by reason of serving in a collective bargaining unit) shall nevertheless be taken into account.

                  Furthermore, the basis upon which Hours of Service shall be calculated and credited to a computation period shall be determined pursuant to Section 2530.200b-2(b) of the Department of Labor Relations.

1.26 Investment Manager means the person or entity appointed by the Committee to invest assets in the Participant Account upon the direction of the Participants.

1.27 Non-Highly Compensated Employee means a salaried Employee of the Company who has completed one Year of Service, has attained his 21st birthday and who is not a Highly Compensated Employee.

1.28     Normal Retirement Age means age 65.

1.29 Normal Retirement Date means the first day of the month coinciding with or next following the date on which a Participant attains his 65th birthday.

1.30     Participant   means  an  Eligible  Employee  who  enters  the  plan  in
         accordance with Article II. Any such Eligible Employee shall remain a Participant until all benefits due him have been distributed.

1.31 Participant Account or Account means, as of any Valuation Date, the sum of the Salary Deferral Contribution Portion, the Voluntary Employee Contribution Portion, the Prior Plan amounts, any rollovers and the Company Contribution Portion.

1.32     Plan means the L. B. Foster Company Voluntary Investment Plan (the "L.
         B. Foster V.I.P."), as herein set forth and as amended from time to time.

1.33 Plan Year means the 12-consecutive-month period beginning with January 1 and ending with December 31.

1.34 Prior Plan means the L. B. Foster company Thrift Plan as was in effect on November 1, 1972 and as amended from time to time.

1.35 Retirement means termination of employment with a pension (whether immediate or deferred) under the provisions of a retirement plan of the Company or an Affiliated Company, or election of an Early Retirement Date or termination of employment upon or after attaining Normal Retirement Age.

1.36 Salary Deferral Contribution means the amount that a Participant designates as Salary Deferral contributions in accordance with Section 3.1(a) of Article III.

1.37 Salary Deferral Contribution Portion means, as of any Valuation Date, the then amounts of the Participant's total Salary Deferral Contributions, adjusted to reflect all debits and credits attributable to such contributions which are made to such Participant Account pursuant to Section 5.3.

1.38 Spouse means the lawful Spouse of the Participant at the earlier of the Participant's date of death or the date benefits commence to the Participant under the Plan.

1.39 Trust Agreement means any agreement entered into between the Company and any Trustee to carry out the purpose of the Plan.

1.40 Trustee means any corporation, individual or group of individuals appointed by the Board of Directors to act as Trustee under a Trust Agreement.

1.41 Trust Fund means the fund established pursuant to the Trust Agreement to hold and invest assets accumulated under the Plan.

1.42 Valuation Date means a day no less frequent than once in each calendar quarter and any other date as designated by the Administrative Committee.

1.43 Voluntary Employee Contributions means the after-tax contributions made by a Participant in accordance with the provisions of Section 3.1(b).

1.44 Voluntary Employee Contribution Portion means, as of any Valuation Date, the then amounts of the Participant's Voluntary Employee Contributions, adjusted to reflect all debits and credits attributable to such contributions which are made to such Participant Account pursuant to Section 5.3.

1.45 Year of Service means each 12-consecutive-month period during which an Employee completes at least 1,000 Hours of Service. For purposes of eligibility to participate in the Plan, and for purposes of determining the maximum Company Matching Contribution pursuant to Section 5.2 of the Plan, the relevant 12-consecutive-month period shall begin on an employee's first day of employment, or reemployment following a Break in Service, and each anniversary thereof.

         For purposes of determining an Employee's vested percentage, the relevant 12-consecutive-month period is the Plan Year. An Employee shall not be entitled to any credit for partial Years of Service except that an Eligible Employee shall be credited with a full Year of Service in the year of his employment, or reemployment, regardless of the number of Hours of Service completed by him in such Plan Year.

         A Participant who incurs a Break in Service of five years or longer and is reemployed shall have his Year of Service prior to reemployment disregarded if:

          (a) He did not have a vested interest in his company contribution as of the day his Break in Service began; and

          (b) The length of his Break in Service equals or exceeds his Years of Service prior to the Break in Service.

         An Employee who has had prior Years of Service disregarded will be treated as a new Employee for all purposes of the Plan. In all other cases, if a former Employee is reemployed by the Company, his prior Years of Service will be aggregated with his Years of Service after the Break in Service.

1.46 Uniformed Services means the Armed Forces, the Army National Guard and the Air National Guard when engaged in active duty for training, inactive duty training, or full-time National Guard duty, the commissioned corps of the Public Health Service, and any other category of persons designated by the President in time of war or emergency.

         "Service in the uniformed services" means the performance of duty on a voluntary or involuntary basis in a uniformed service under competent authority and includes active duty, active duty for training, initial active duty for training, inactive duty training, full-time National Guard duty, and a period for which a person is absent from a position of employment for the purpose of an examination to determine the fitness of the person to perform any such duty. In no event shall the total length of service credited for service in the uniformed services exceed five (5) years.

                                   ARTICLE II
                                  PARTICIPATION

2.1      Participation.

          (a)     Initial  Participation.  An  Eligible  Employee  automatically becomes a Participant in the Plan on the first day of the month following the month in which an Employee first becomes an Eligible Employee. An Eligible Employee may elect to make Salary Deferral Contributions and Voluntary Employee Contributions as of the first day of the month following the first day on which such Employee becomes an Eligible Employee, provided that the Employee authorizes the change in a manner approved by the Administrative Committee.

          (b) Following a Break in Service. A Participant who incurs a Break in Service shall become an Eligible Employee on the first day of the month coincident with or next following his completion of one Hour of Service subsequent to such Break in Service.

2.2      Participant  Contributions.  A  Participant  may  elect to make  Salary
         Deferral Contributions and Voluntary Employee Contributions to the Plan. Such Participant's Salary Deferral Contributions and Voluntary Employee Contributions shall begin on the first day of the month, provided that the Employee authorizes the change in a manner approved by the Administrative Committee.

2.3      Provisions Relating to Leased Employees.

          (a) Safe-Harbor. Notwithstanding any other provisions of the Plan, for purposes of determining the number or identity of Highly Compensated Employees or for purposes of the pension requirements of Section 414(n)(3) of the Code, the Eligible Employees of the Company shall include individuals defined as Employees in Section 1.21.

          (b) Participation and Accrual. A leased employee within the meaning of Section 414(n)(2) of the Code shall not become a Participant in, and shall not accrue benefits under, the Plan based on service as a leased employee.

                                   ARTICLE III
                            PARTICIPANT CONTRIBUTIONS


3.1      Contributions.

          (a) Salary Deferral Contributions. Each Participant may elect to designate as his Salary Deferral Contribution each payroll period, a rate of not less than 2% nor more than 10% of his Compensation, in multiples of 1% for such payroll period. Salary Deferral Contributions for any calendar year are limited to the amount specified in Code Section 402(g)(5).

          (b) Voluntary Employee Contributions. A Participant who is making the maximum rate of Salary Deferral Contributions subject to Company Matching Contributions may elect to contribute Voluntary Employee Contributions, provided that the sum of the Participant's Salary Deferral Contributions and Voluntary Employee Contributions in any Plan Year shall not exceed 15% of his Compensation. Voluntary Employee Contributions are made on an after-tax basis.

3.2 Payroll Deductions. Participant contributions shall be made through reductions in the amount otherwise payable in cash to the Participant as authorized by the Participant.

3.3      Designation of the Amount of Contributions.

          (a) Initiation of Contributions. An Eligible Employee may initiate contributions to the Plan by following the procedures approved by the Administrative Committee. The designated rate of contribution shall be effective on the first day of the month following the date the Employee authorizes the contributions in a manner approved by the Administrative Committee.

          (b) Change in Eligibility for Matching Contributions. A Participant may increase this rate of contributions upon the completion of five years and upon the completion of ten years of service as an Eligible Employee. The designated rate of contribution shall be effective on the first day of the month following the date the Employee authorizes the contributions in a manner approved by the Administrative Committee.

          (c) Change in Contributions. For situations other than those described in 3.3(a) and 3.3(b), a Participant may change his rate of contributions. Any changes in the rate of contributions shall become effective on the first day of the month following the date the Employee authorizes the change in a manner approved by the Administrative Committee.

3.4 Suspension of Participant Contributions. A Participant may elect to suspend his contributions. Such voluntary suspension shall become effective on the first day of the month following the date the
          Employee authorizes the suspension in a manner approved by the Administrative Committee. If a Participant elects to suspend his contributions in accordance with the provisions of this Section 3.4, he shall not be eligible to resume his contributions until the first day of the fourth month following the month in which his suspension became effective. When the Participant elects to resume his contributions, he shall do so in a manner approved by the Administrative Committee. A Participant shall not be permitted to make up suspended contributions. Participant contributions shall be suspended automatically for any payroll period in which the Participant is not in receipt of Compensation and his contributions shall not resume until the first day of the month following the month in which he receives Compensation.

         A Participant who is absent from employment on account of an authorized unpaid leave of absence or a military leave shall automatically have Participant contributions suspended during such leave. Such suspension shall become effective on the date such authorized leave begins and shall remain effective for the entire period of such leave. Such a Participant shall be eligible to resume contributions immediately upon return to active employment. Upon reemployment, a Participant serving in the Uniformed Services shall be permitted to make up contributions for the period served based on their election in effect immediately before the leave. The period of repayment is subject to good faith negotiations between the Company and the Employee.

3.5      Reduction in Salary Deferral Contribution

         For any Plan Year, the Actual Deferral Percentage (ADP) for Highly Compensated Employees may not exceed the greater of Test I or Test II below:

         Test I: 125% of the Actual Deferral Percentage for Non-Highly Compensated Employees;

         Test II: The lesser of (a) 200% of the Actual Deferral Percentage for Non-Highly Compensated Employees; or (b) such Actual Deferral Percentage for Non-Highly Compensated Employees plus two percentage points.

3.6 Prospective Reduction of Salary Deferral Contributions. The Committee shall determine periodically whether the amount of Salary Deferral Contributions elected by the Highly Compensated Employees would exceed the permissible Actual Deferral Percentage (taking into account Salary Deferral Contributions elected for the month in question continue in effect for the remainder of the Plan Year). If so, the amount of Salary Deferral Contributions allowed to be made on behalf of Highly Compensated Employees with respect to the remainder of the Plan Year shall be reduced. The Highly Compensated Employees with respect to whom such reduction shall be made and the amount of such reduction shall be determined by reducing the maximum allowable Salary Deferral Contribution under Section 3.1 from 10% of Compensation to such percentage which will, when applied to all Highly Compensated Employees who authorized such Salary Deferral Contributions, result in the Actual Deferral Percentage set forth in Section 3.5 not being exceeded. Once a reduction has been made hereunder it shall remain in effect for the duration of the Plan Year unless the Committee determines that it is no longer necessary in order for the Actual Deferral Percentage limitation to be met.

3.7 Retrospective Reduction of Salary Deferral Contributions. In the event that, notwithstanding Section 3.6 hereof, it is determined by the Committee during any Plan Year or prior to the due date, including extensions, for filing the Company's federal income tax return for such Plan Year, that the limitations contained in Section 3.5 have been exceeded for that Plan Year, then the Salary Deferral Contributions that have been made on behalf of the Highly Compensated Employees shall be reduced in the manner prescribed in Section 3.6 above and recharacterized as Voluntary Employee Contributions. Any earnings accrued on the amount by which a Participant's Salary
          Deferral Contributions are reduced shall be treated as earnings attributable to the Participant's Voluntary Employee Contributions. Recharacterized excess contributions will remain subject to the nonforfeitability requirements and distribution limitations that apply to elective contributions.

         Failure to correct excess contributions by the close of the Plan Year following the Plan Year for which they were made will cause the cash or deferred arrangement to fail to satisfy the requirements of Section 401(k)(3) for the Plan Year for which the excess contributions were made and for all subsequent years they remain in the trust. The Employer will be liable for a 10% excise tax on the amount of excess contributions unless they are corrected within 2 1/2 months after the close of the Plan Year for which they were made.

3.8 Remittance of Participant Contributions. Amounts deducted as Participant contributions shall be remitted to the Trustee as soon as practicable after the end of each month, but in any event no later than the 15th business day of the month following the month in which the amounts would otherwise have been payable to the participant in cash.

3.9 Rollover Contributions. A Participant may transfer to the Plan a qualified total distribution, as defined in Section 402(a)(5)(E)(i) I or II of the Code, provided that such distribution is from a plan which meets the requirements of Section 401(a) of the Code ("Other Plan") and that the following conditions are satisfied:

          (a) The amount of the rollover must be in the form of cash or cash equivalent;

          (b) The rollover occurs on or before the 60th day following the Employee's receipt of the distribution from the Other Plan; and

          (c) The amount of the rollover does not exceed the maximum rollover amount permitted under the provisions of Section 402(a)(5)(B) of the Code, which limit such amount to the fair market value of all property received in such distribution reduced by Employee Contributions, as defined in Section 402(a)(5)(E)(ii) of the Code.

          A Participant, who has previously transferred a distribution from another plan into an individual retirement account ("IRA"), may roll over the amount of such distribution, plus earnings thereon, from the IRA to the Plan; provided that such distribution is transferred to the Plan as a Rollover Contribution on or before the 60th day following receipt thereof from the IRA, and such Rollover Contribution complies with Section 408(d)(3) of the Code.

          The Administrative Committee shall develop such procedures and may require such information from a Participant desiring to make Rollover Contribution as it deems necessary or desirable to determine that the proposed Rollover Contribution will meet the requirements of this
          Section 3.9. Upon approval by the Administrative Committee, the amount of the Rollover Contribution shall be deposited in the Plan and shall be credited to the Participant's rollover account. The amount of the Rollover Contribution credited to such Account shall be 100% vested in the Participant and shall share in the appropriate investment earnings.

                                   ARTICLE IV
                              COMPANY CONTRIBUTIONS

4.1      Company Contribution.

          (a) Fixed Contributions. The Company shall contribute to each Participant's Account an amount equal to 1% of the Compensation for each Eligible Employee for each Plan Year or portion of the Plan Year that the Eligible Employee is a Participant. Such Fixed Contribution shall continue for as long as the Eligible Employee is receiving Compensation from the Company. Fixed contributions are payable from Current or Accumulated Profits as provided in Section 4.12.

          (b) Company Matching Contribution. The Company shall make a monthly minimum contribution to each Participant Account in an amount equal to $0.50 for each $1.00 of a Participant's Salary Deferral Contributions subject to match in accordance with
                  (d).

          (c) Mandatory Additional Company Matching Contribution. As soon as practicable after the close of the Plan Year, the Company shall determine the ratio of pre-tax income to equity for such year and make a Mandatory Additional Company Matching Contribution to each Participant Account on behalf of each Participant for each $1.00 of Salary Deferral Contributions in an amount determined as follows:

        Ratio of Pre-Tax
        Income to Equity             Mandatory Additional Matching Contribution

           Up to 15.0%                                     None

         15.0% to 15.9%                           $0.10 for each $1.00 of
                                               Salary Deferral Contribution

         16.0% to 16.9%                           $0.20 for each $1.00 of
                                               Salary Deferral Contribution

         17.0% to 17.9%                           $0.30 for each $1.00 of
                                               Salary Deferral Contribution

         18.0% to 18.9%                           $0.40 for each $1.00 of
                                               Salary Deferral Contribution

           Over 19.0%                             $0.50 for each $1.00 of
                                               Salary Deferral Contribution

          (d) Maximum Company Matching Contributions. The Company shall match a portion of a Participant's Salary Deferral Contributions in accordance with (b) and (c) above, but in no event shall the total Company Matching Contribution for any Participant exceed the following percentage of Compensation:

              Years of Service                    Percentage of Compensation
           as an Eligible Employee
             1 but fewer than 5                               4%
             5 but fewer than 10                              5%
                 10 or more                                   6%

          (e) Discretionary Contributions. The Company may make a Discretionary Contribution for any Plan Year of an amount out of, and not in excess of, the Current or Accumulated Profits as its Board of Directors shall determine by resolution adopted before the last day of the Plan Year.

                  Any such Discretionary Contribution to the Plan for any Plan Year shall be allocated proportionately among the accounts of the Eligible Employees who are credited with a Year of Service for employment with a Company for such Plan Year. Each Eligible Employee shall receive one unit for each full $100 of Compensation plus one unit for each Year of Service as an Eligible Employee. Each Eligible Employee's proportionate share, which will be invested in the Company Common Stock option, shall equal the sum of his units divided by the sum of all Eligible Employees units multiplied by the Discretionary Contribution.

         (f) Upon reemployment of an Employee serving in the Uniformed Services, the Employer will make the Company Fixed Contribution and the Discretionary Contribution to the Plan on behalf of the Employee, as if the Employee had continued active employment. The Company will make the Company Matching Contribution if the Employee makes the appropriate Salary Deferral Contributions to the Plan during the repayment period.

4.2 Matching of Recharacterized Contributions. In the event that any Salary Deferral Contributions are recharacterized as Voluntary Employee Contributions pursuant to Section 3.6 and, at the time it is determined by the Committee that such recharacterization is necessary, the Company Matching Contribution that has been allocated with respect to such amount shall become a forfeiture and reallocated in accordance with
         Section 4.4 and no further matching contribution that might be made under Section 4.1 shall be allocated to the Participant's Account with respect to such amount.

4.3 Remittance and Investment of Company Contributions. The Company Contribution as described under Sections 4.1(a), and 4.1(b), and limited by Section 4.1(d) shall be transmitted to the Trustee as soon as practicable after the end of each calendar month.

4.4 Forfeitures of Company Contributions. Amount forfeited by Participants in accordance with Section 7.2 that are attributable to Discretionary Contributions shall be credited to the Accounts of all Participants based on the ratio of each Participant's Company Discretionary
          Contribution for the year to the sum of all Participants' Company Discretionary Contribution for the year. If the Plan shall be terminated or suspended, any amount not previously so applied shall be credited to the Accounts of all Participants at the time of termination or suspension, based on the ratio of each Participant's Company Discretionary Contribution of the year to the sum of all Participant's Company Discretionary Contribution for the year. Any other amounts forfeited in accordance with Section 4.2 or 7.2 shall be applied to reduce the next Company Contribution under any provision of the Plan.

4.5 Effect of Suspension of Participant Contributions on Company Contributions. No Company Matching Contributions shall be made to the account of a Participant during any period in which a Participant makes no Salary Deferral Contributions.

4.6 Limitations on Contributions. Contributions made by the Company on behalf of any Participant shall be limited to the maximum amount permitted under the Code as follows:

          (a) The annual addition to any Participant's Account, when added to similar additions under other defined contribution plans maintained by the Company and Affiliated Companies, shall no exceed the lesser of $30,000 (or such other amount as determined by the Secretary of the Treasury) or 25% of such Participant's annual limitation compensation.
 .
          (b) Section 415(e) of the Code prescribes aggregate limitations for those Employees who participate in both the Plan and a defined benefit plan. If, for any Plan Year, the limitations prescribed in Section 415(e) of the Code are exceeded, the benefit payable under the pension plan shall be reduced to meet the limitations.

          (c) In the event that it is determined that the contributions made on behalf of any Participant for any Plan Year are in excess of the limitations set forth in this Section 4.6, such contributions shall be reduced in the following order:

          (1)     Voluntary Employee Contributions;

          (2) Salary Deferral Contributions not eligible for Company Matching Contributions.

          (3) Salary Deferral Contributions eligible for Company Matching Contributions and corresponding Company Matching Contribu-tions in equal proportions;

          (4)     Company Discretionary Contributions;
                  to the extent necessary to bring such contributions within the limitation set forth herein.

          (d) Definitions. For purposes of this Section 4.6, the following definitions shall apply: (1) Annual additions shall mean the sum of Company Contributions, Salary Deferral Contributions, Voluntary Employee Contributions and reallocated forfeitures.

                  (2)   Compensation   means  the  amount  as  determined  under
                        Regulation Section 1.415-2.

4.7      Company  Contribution  Limitation.   For  any  Plan  Year,  the  Actual
         Contribution Percentage (ACP) for the Highly Compensated Employees may not exceed the greater of Test I or Test II:

          Test I: 125% of the Actual Contribution Percentage for all eligible Non-Highly Compensated Employees;

          Test II: The lesser of (a) 200% of the Actual Contribution Percentage for all eligible Non-Highly Compensated Employees; or (b) the Actual Contribution Percentage for all eligible Non-Highly Compensated Employees plus two percentage points.

4.8 Prospective Reduction of Contributions. In the event that it is determined that the amount of matching contributions and Voluntary Employee Contributions made to the Participant Account of the Highly Compensated Employees would cause the Actual Contribution Percentage described in Section 4.7 to be exceeded (taking into account the contributions made during the prior months of the Plan Year and assuming that the rate of contributions continues in effect for the remainder of the Plan Year), then the amount of matching contributions and Voluntary Employee Contributions allowed to be made by and on behalf of the Highly Compensated Employees with respect to such month shall be reduced. The Highly Compensated Employees with respect to whom such reduction shall be made and the amount of such reduction shall be determined by reducing the maximum allowable matching contributions and Voluntary Employee Contributions to the extent that the Actual Contribution Percentage set forth in Section 4.7 is not being exceeded.

4.9 Retrospective Reductions of Contributions. In the event that, notwithstanding Section 4.8 hereof, it is determined by the Committee during any Plan Year or prior to the due date including extensions, for filing the Company's federal income tax return for such Plan Year, that the Actual Contribution Percentage, as initially determined, has been exceeded, then the matching contributions and Voluntary Employee Contributions that have been made by and on behalf of the Highly Compensated Employees shall be returned to the Participant, along with the earnings associated with such contributions. The amount to be returned shall be determined by first reducing the Participant(s) in the group of Highly Compensated Employees with the highest individual Actual Contribution Percentage(s) to the next lower one percent, and then repeating such reduction with respect to such Participant(s) to the extent necessary to assure that the limitation will be satisfied for the Plan Year. Notwithstanding anything in the above to the contrary, a Highly Compensated Employee who is not yet vested in accordance with Section 7.2 shall forfeit the amount of matching contributions instead of having such contributions paid to him.

4.10 Aggregate Limit on Actual Deferral Percentages. In the event that Test II is used under both Sections 3.5 and 4.7, the aggregate limit may not exceed the greater of (a) or (b):

         (a)      The sum of (1) and (2) as follows:

                  (1) 125% of the greater of (A) the Actual Deferral Percentage in Section 3.5 of the group of Non-Highly Compensated Employees eligible to make Salary Deferral Contributions for the Plan Year, or (B) the Actual Contribution Percentage of the group of Non-Highly Compensated Employees eligible to receive Company Contributions in the Plan Year; plus

                  (2) Two plus the lesser of (a)(1)(A) or (a)(1)(B) above. In no event, however, shall this amount exceed 200% of the lesser of (a)(1)(A) or (a)(2)(B).

          (b)     The sum of (1) and (2) below:

                  (1) 125% of the lesser of (A) the Actual Deferral Percentage in Section 3.5 of the group of Non-Highly Compensated Employees eligible to make Salary Deferral Contributions for the Plan Year, or (B) the Actual Contribution Percentage of the group of Non-Highly Compensated Employees eligible to receive Company Contributions in the Plan Year; plus

                  (2) Two plus the greater of (b)(1)(A) or (b)(1)(B) above. In no event, however, shall this amount exceed 200% of the greater of (b)(1)(A) or (b)(1)(B).

         In the event that the aggregate limit described in this Section 4.10 is exceeded at the end of the Plan Year, certain Participants in the group of Highly Compensated Employees may have certain of their contributions returned, along with the earnings associated with such contributions, in accordance with the provisions of Section 4.9.

         The distribution of such excess contributions, along with the earnings associated with such contributions, will be made by the March 15 following the calendar year in which the excess contributions were made.

4.11 Return of  Contributions.  In the event that a contribution  is made to the
Plan:

         (a)      Under a mistake of fact; or

          (b)     Conditioned  upon  deduction  of the  contribution  under Code
                  Section 404 and such deduction is disallowed, the contribution shall be returned to the Company within one year after the payment of the contribution or the disallowance of the deduction (to the extent disallowed), whichever is applicable, in such form as may be prescribed by regulations issued by the Secretary of the Treasury.

         All Company Contributions and Salary Deferral Contributions are hereby conditioned on their deductibility under the Code.

4.12 Contributions Limited to Profits. All Company Contributions to the Plan, including Salary Deferral Contributions and Company Matching Contributions, shall be made out of Current or Accumulated Profits. Should there be insufficient Current or Accumulated Profits, contributions shall be reduced in such manner as the Company determines. Each Company shall make contributions only with respect to its own Employees; provided, however, that in the event that any one Company is prevented from making all or part of the contribution which it otherwise would have made under the Plan, by reason of having no Current or Accumulated Profits or because its Current or Accumulated Profits are insufficient to make the required contribution, then the contribution which the Company was prevented from making may be made for such Company by the other Companies, consistent with the applicable deduction rules prescribed under Section 404 of the Code.

4.13 Contributions Limited to Amount Deductible. Company Contributions, including Salary Deferral Contributions and matching contributions, shall not be made to the Plan to the extent they would exceed the maximum amount deductible by the Company under Code Section 404. In the event that it is determined that the deductible limits would be exceeded, contributions shall be reduced in such manner as the Company shall prescribe.

                                    ARTICLE V
                              PARTICIPANT ACCOUNTS

5.1 Participant Accounts. Each Participant Account shall separately account for the value of:

         (a)      Salary Deferral Contributions;

         (b)      Voluntary Employee Contributions;

         (c)      Fixed Contributions;

         (d)      Company Matching Contributions;

         (e)      Discretionary Contributions;

         (f)      Prior Plan contributions; and

         (g)      Any rollover deposits.

         Each such account shall reflect the income, losses, appreciation and depreciation attributable to such items as are allocated to such account. Separate investments are not required to be maintained for any Participant Account.

5.2 Valuation of Assets. At each Valuation Date in which the Plan is in operation, the Trustee and/or the Investment Company shall determine the total fair market value of all assets then held in the Fund.

5.3 Investment of Contributions. Each Participant shall direct that his Participant Account be invested in one or more of the investment funds held by the Trustee.

         The Employer may enter into a written agreement with one or more Investment Manager(s), pursuant to which such Investment Manager(s) may permit the Participants to direct the investment of the Participants' Accounts held in the Trust in one or more group or common trust funds managed by the Investment Manager(s). Such funds may include, but shall not be limited to (a) Growth and Income Fund, (b) Pure Growth Fund, (c) Equity Fund, (d) GIC Fund, (e) Bond Fund, and (f) Money Market Fund.

         The employer may, from time to time, make available additional or alternative investment funds, or replace or suspend one of the above funds. The Investment Manager(s), at the Participant's request and within one month after an Employee becomes a Participant, shall provide each Participant with a complete description of the Funds.

         No less frequently than once each calendar quarter, the investment returns attributable to each investment fund are allocated to each Account within the investment fund in the same proportion that such Account balance for such month bears to the total Account balances for such month. The Account balance shall be determined by debiting the prior quarter's Account balance for any withdrawals, transfers out of such Account and loans made from the Account and crediting the prior quarter's Account balance with transfers to the Account and loans repaid to the Account.

5.4 Change in Future Investment Elections. Any investment election given by a Participant for investment of the contributions will continue in effect until changed by the Participant. A Participant shall notify the Administrative Committee or its designee of the change as prescribed by the Committee.

5.5 Conversion of Past Investment Elections. A Participant may elect to transfer all or a portion of the value of his Account invested in a fund in accordance with uniform and nondiscriminatory rules prescribed by the Committee or its designee effective as of the date the Trustee makes such transfer.

5.6 Effect of Reemployment. Subject to the provision of Article X, if a Participant terminates his employment and begins to receive a distribution under this Plan and, prior to the time his Participant Account shall have been fully distributed to him, he is reemployed by the Company, then, in such event, his right to further payments from his Participant Account shall cease and such undistributed amount shall be retained for his benefit until he thereafter terminates his employment with the Company.

5.7 Statements of Participant Accounts. No less frequently than once in each Plan Year, each Participant shall receive a statement of his account balance and his nonforfeitable right, if any, to his account balance.

5.8 Investment of Prior Plan Contributions. As of June 30, 1984, all amounts attributable to contributions to the Prior Plan were invested in an annuity contract (the "Prior Plan Annuity Contract"). The portion of the Prior Plan Annuity Contract which has not been transferred into the current funds shall be transferred to and invested in the funds as the balance become available. The amounts transferred will be invested in the funds in the same manner as the Participant has elected under Section 5.3. In the absence of a designation by the Participant, the amount transferred shall be invested in the Money Market Fund. Any amounts not attributable to a Participant Account (i.e., due to forfeiture) shall be invested in the Money Market Fund until reallocated.

                                   ARTICLE VI
                              WITHDRAWALS AND LOANS

6.1 Election and Form of Withdrawal. A Participant may elect to make a withdrawal from his Account by authorizing the withdrawal in a manner approved by the Administrative Committee. Such an election shall take effect on the first day of a month following completion of required procedures. The amount withdrawn shall be paid to the Participant in the form of a single cash payment, and no amount withdrawn may be repaid to the Plan. No more than one withdrawal may be made in any 12-month period and no withdrawal shall be less than $1,000.

6.2 Order of Withdrawal. No withdrawal may be made from the portion of a Participant Account representing matching contributions made under the Prior Plan or Salary Deferral Contributions made pursuant to Section 4.1(a). A Participant may make a withdrawal of any whole dollar amount from all or any portion of the categories described below. In the absence of any contrary written election by the Participant, withdrawals shall be deemed to be made in the following order:

          (a) Any rollovers made to the Plan, other than rollovers from a defined benefit plan, and the lesser of the voluntary and mandatory contributions to the Prior Plan or the net amount of such contributions;

          (b) The interest of the voluntary and mandatory contributions to the Prior Plan and Voluntary Employee Contributions; and

          (c) The vested interest in a Participant Account attributable to Company Matching Contributions, Fixed Contributions and Discretionary Contributions made to the Plan; provided, however, that in no event shall the amount of a withdrawal made by any Participant who has completed fewer than five Years of Service as of the effective date of the withdrawal include any Company Matching Contributions, Fixed Contributions or Discretionary Contributions, or the earnings attributable to such contributions, that have not been held in the Trust for at least the 24-month period prior to such effective date.

6.3 Source of Withdrawal Proceeds. The Fund from which a withdrawal is made shall be determined by the Committee after consultation with the Participant.

6.4 Restriction on Amount of Withdrawal if a Loan is Outstanding. In no event will a withdrawal from the Plan be permitted in an amount greater than the value of the Participant's vested interest, determined as of the Valuation Date immediately preceding withdrawal, less 200% of the then outstanding loan balance (including principal and interest) of any loan granted to the Participant.

6.5 Amount of Loan. A Participant (including those on leave of absence, long-term disability, or who are currently employees on an hourly basis but who, prior to becoming hourly employees, were Participants in the Plan) may obtain a loan from his Account, excluding the portion of his Account attributable to matching contributions to the Prior Plan and the portion attributable to Company Matching Contributions, Fixed Contributions and Discretionary Contributions in which he is not vested. The minimum amount of any loan shall equal $1,000. The maximum amount of any loan, when added to the outstanding principal balance of any other loan, shall in no event exceed 50% of a Participant's vested Account balance up to a maximum of $50,000 (reduced by the excess, if any, of highest outstanding loan balance during the preceding 12-month period over the outstanding balance of loans from the Plan on the date the loan was made.)

6.6 Application for a Loan. A Participant may apply for a loan by completing the procedures approved by the Administrative Committee. Unless an exception to the normal processing is requested by the Participant and is approved by the Committee, loans are approved as of the first day of any calendar quarter following procedures as approved by the Administrative Committee. The amount borrowed by the Participant shall be paid to him as soon as administratively possible after the first day of the calendar quarter. The Spouse of a married Participant must consent to the loan and to the possible reduction of benefits pursuant to Section 6.9.

6.7 Promissory Note. As evidence of a loan, a Participant shall provide a promissory note to the Trustee in a form prescribed by the Committee. The rate of interest shall be the sum of the prime rate at a bank specified by the Committee plus one-half percent. Such interest rate shall remain fixed for the full term of the loan. Payments due under the note shall be level amortization payments, payable no less frequently than quarterly.

6.8 Source of Loan Proceeds. A loan to a Participant shall be made from the Participant's Account, and such Account shall be reduced by the amount of any unpaid loan. In the event that a Participant's Account is invested in more than one investment fund, the investment fund(s) from which the loan shall be made shall be determined by the Participant.

6.9 Security. As security for a loan, a Participant's promissory note shall be secured by his Account in the Plan. A married Participant must provide the Committee with the written consent of his Spouse in order to secure the loan with his Account. If, before a loan is repaid, the Participant's employment is terminated and he or his beneficiary becomes entitled to a distribution from the Plan, the unpaid principal balance of the loan shall be offset from the distribution otherwise payable.

6.10 Administrative Charge. An administrative charge shall be deducted from the Participant's Account for the initial processing of the loan and also with respect to each Plan Year in which he has a loan balance outstanding.

6.11 Repayment. A Participant's note ordinarily shall be repaid by payroll deduction in such amounts as are determined by the Committee. Each payment shall be credited to the Participant's Account and shall be invested in accordance with the Participant's investment designation in effect under Section 5.3 at the time the payment is so credited. A loan shall be required to be repaid within 60 months from the date on which the loan originally is made; provided, however, that the repayment period for a loan that is used to acquire a dwelling unit which is to be used as a principal residence of the Participant may be as long as 360 months from the date on which the loan is originally made. Loans may be repaid without penalty at any time. In addition to regularly scheduled payments, partial payments made to reduce the outstanding loan balance may be made once each calendar year.

6.12 Default. If a Participant shall fail to make any installment payment or the annual administrative charge on a loan within 30 days after the due date of such payment, then the Committee will accelerate repayment of the loan and demand immediate repayment of the principal and interest due. If the Participant fails to comply within 30 days, the Committee shall reduce the Participant's vested Account balance, as permitted by law, in order to recover the outstanding loan balance plus interest due. At the time of disbursement of benefits, the balance, including interest, will be deducted from the disbursement.

6.13 Loan Administration. The loan provisions under this Article VI shall be administered by the Committee.

                                   ARTICLE VII
                      VESTING AND TERMINATION OF EMPLOYMENT

7.1 Salary Deferral Contributions and Rollover Deposits. A Participant will at all times be 100% vested in his Participant Account attributable to Salary Deferral Contributions, Voluntary Employee Contributions and rollover deposits.

7.2 Company Contributions. A Participant shall vest in his account balance attributable to Company Contributions in accordance with the following schedule:

         Years of Service                                 Vesting Percentage
        fewer than 5 years                                         0%
        5 years or more                                          100%

         Any Participant who had completed three or more Years of Service as of July 1, 1989 will be subject to the following vesting schedule:

        Completed Years of Service                         Vesting Percentage
                    3                                             30%
                    4                                             40%
                    5                                            100%

         Any amounts not vested upon termination will be forfeited at the end of the Plan Year following such Participant's termination unless the Participant returns to employment prior to incurring a five-year long Break in Service, in which case forfeited amounts shall be restored.

         Notwithstanding the above paragraph, if a Participant terminates his employment by reason of Retirement, Disability or death, the Participant's entire Participant Account shall be nonforfeitable. A Participant's entire Participant Account shall also become nonforfeitable upon his attainment of Normal Retirement Age.

7.3 Distributions. Upon a Participant's termination for any reason other than Retirement, Disability or death, he may elect to receive a distribution of the portion of his vested Account balance. If the Participant's Accrued Benefit is $3,500 ($5,000 on or after 1/1/98) or less, the distribution shall be made within a reasonable period after the Participant's termination of employment but in no event later than April 1 of the calendar year following the end of the Plan Year in which his Break in Service occurs. The Participant shall have the sole right to elect the form of distribution subject to the terms and conditions of Article IX. Upon the occurrence of a Break in Service following a Participant's termination of employment for any reason other than Retirement, Disability or death, a Participant whose Account balance is $3,500 ($5,000 on or after 1/1/98) or less shall receive a total distribution of the balance of his vested Account balance as of the date valued by the Trustee following the date of the Break in Service. The distribution shall be subject to the terms and conditions of Article IX. Payment to the Participant shall commence not later than the Valuation Date next following the Participant's 65th birthday and any Participant who has completed at least five Years of Service may elect to begin payments on or after the Valuation Date next following his 55th birthday.

7.4 Distributions Prior to a Break in Service. A Participant whose employment is terminated prior to his Retirement and who is entitled to a cash lump sum distribution may elect to receive the entire vested Account balance as of the date valued by the Trustee following his termination of employment without regard to whether he has incurred a Break in Service. In such event, that portion of his Account which is not vested as of the date of distribution shall be forfeited; provided, however, that if the Participant resumes employment covered under the Plan, the portion of his Account which was attributable to Company Matching Contributions, Fixed Contributions and Discretionary Contributions as of the date of distribution, unadjusted for any subsequent gains or losses, shall be restored if he repays to the Plan the amount distributed which is attributable to Company Matching Contributions which would not have been eligible to be withdrawn pursuant to Article VI. Such repayment must be made not later than the date on which the Participant has incurred a five-year Break in Service.

                                  ARTICLE VIII
                                    TRANSFER

If a Participant shall cease to be an Eligible Employee of the Company, but shall continue to be employed by the Company or any other corporation which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the Code), his contributions shall cease, the Company Contributions made on his behalf shall cease, and such Participant shall have the right to make withdrawals as provided in Article VI and distributions as provided in Article IX. When such Participant subsequently ceases to be an Employee, the extent to which he shall be entitled to his Participant Account shall be determined in accordance with the provisions of Article VII.

                                   ARTICLE IX
                            DISTRIBUTION OF BENEFITS

9.1 Retirement or Disability. The amount of a Participant's Account shall be determined as of the valuation date next preceding actual distribution. Payment of benefits shall be made in accordance with the provisions of this Article.

9.2 Death. If a Participant dies while in the employment of the Company, the amount of his Participant Account shall be nonforfeitable. Payment of benefits shall be made to the Participant's Spouse in accordance with the provisions of Section 9.4, Section 9.6 and Section 9.7, unless a beneficiary has been elected in accordance with the provisions of
         Section 9.8.

9.3 Form of Distribution. Any distribution of any portion of a Participant Account made coincident with or following a Participant's death, Disability, Retirement or termination of employment shall be distributed in one of the following methods subject to Section 9.8, as selected by the Participant or beneficiary by filing the appropriate form with the Trustees:

         (a)      In a single lump sum in cash;

         (b)      Direct rollover to an eligible retirement plan; or

          A direct rollover is a payment by the plan to an eligible retirement plan specified by the Participant. For purposes of making a distribution, Participant includes an employee or former employee or the employee's or former employee's surviving spouse or designated beneficiary or the employee's or former employee's former spouse who is an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code.

          An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participants' eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          An eligible rollover distribution is any distribution of all or any portion of the Participant's account balance, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities.)

          (c) The Trustees, upon agreement with the Participant and subject to the provisions of Section 9.8, shall apply the Participant Account to the purchase of an annuity contract issued by an insurance company.

         If  a  Participant   fails  to  elect  a  form  of  distribution,   the
         distribution shall be payable in a joint and survivor annuity if the Participant is married or a life annuity if the Participant is single.

         The Trustees shall distribute a notice describing the forms of distribution available under the Plan at least 90 days before a Participant's payments are scheduled to commence. The Participant shall inform the Trustees of his preferred distribution form.

         If a Participant's account balance is greater than $3,500 ($5,000 on or after 1/1/98), an immediate distribution will not be made without the consent of the Participant and, where applicable, the Participant's spouse. An immediate distribution means the distribution of any part of the benefit prior to the later of age 62 or normal retirement age.

9.4 Payments to a Beneficiary. Unless an annuity has already been purchased (in which case the form of payment will be in accordance with the annuity contract), payment of benefits under Section 9.2 to a beneficiary shall be made in the form of payment elected by the beneficiary in accordance with Section 9.3 subject to the limitations set forth in Section 9.8.

         Payment may be deferred until the date that the Participant would have attained age 70-1/2, provided that the beneficiary is the Participant's Spouse.

9.5 Small Payments. If the value of the Participant Account is less than $3,500 ($5,000 on or after 1/1/98), the Trustee shall direct that such lump value be paid in full discharge of all liability under the Plan.

9.6 Commencement of Benefit Payments. Unless the Participant otherwise elects, the payment of benefits shall commence no later than 60 days after the close of the Plan Year in which occurs the later of the Participant's Normal Retirement Date or his termination of employment. In no event shall distribution commence later than April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2; provided, however, that in the case of a Participant who has attained age 70-1/2 before January 1, 1988, and is not a five percent owner (within the meaning of code Section 416) at any time during the Plan Year ending with or within the calendar year in which he attains age 66-1/2 and in any subsequent Plan Year, distribution shall commence no later than April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70-1/2 or terminates his employment with the Company. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Code Regulation Section 1.411(a) - 11(c), provided that:

         (1) the plan administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

         (2) the Participant, after receiving the notice, affirmatively elects a distribution.

9.7 (a) Distributions to Married Participants. In the event that a Participant is married on the date his distribution payments are to begin, he shall receive his benefits in the form of a joint and survivor annuity unless he completes the election described below within 90 days of the date his benefit payments are to begin. If he does so elect, he may request his benefits to be paid out in one of the payment forms described in Section 9.3.

                  An election to waive a joint and survivor annuity shall be effective only if made in accordance with Section 9.8.

                  At least 120 days prior to the date his benefit payments are to commence, the Trustees shall inform the Participant of (1) the terms and conditions of the joint and survivor annuity form and the alternative payment forms, (2) the ability to waive the joint and survivor annuity form (and the procedure to do so), and (3) the ability to revoke such a waiver.

          (b)     Death Benefits: Married Participants.

                  (1) Preretirement Spousal Death Benefit. In the event that a married Participant dies before he has begun to receive his benefit payments and he has not made an election pursuant to subsection (2) below, his surviving Spouse shall receive a death benefit equal to 100% of the balance of his Participant Account payable in a single life annuity or in a single lump sum in cash.

                  (2) Election to Waive the Preretirement Spousal Death Benefit. A Participant may elect to waive the benefit described in (1) above if, at some point after he has either attained age 35 or terminated employment, whichever comes first, he makes an election to waive the benefit. Such waiver shall be effective only if made in accordance with Section 9.8.

     (3) Information to Participants. The Committee shall inform each Participant of (A) the terms and conditions of the preretirement spousal death benefit and the distribution alternatives, (B) the ability to waive such benefit (and the procedure to do so), and (C) the ability to revoke such waiver. Such information must be provided to a Participant in whichever of the following periods ends last (A) between the Plan Years in which he attains age 32 and age 35, (B) a reasonable period after the individual becomes a Participant, (C) a reasonable period after the individual is married, (D) a reasonable period after separation from service in the case of a Participant who separates before attaining age 35, or (E) a reasonable period after the individual elects distribution in the form of a life annuity.

          (c) Death Benefits: Married Participants Making an Election Described in (b)(2) and Unmarried Participants. The account balance of either a Participant who is not married on the date of his death or of a Participant who has waived the benefit described in (b)(1) by making the election described in (b)(2) and whose payment has not commenced shall be paid upon his death to his beneficiary. Such payment shall be made as soon as practicable after the Participant's death.

9.8 Selection of Beneficiary. Each Participant, by signing a form approved by the Committee, may designate any person or persons (who may be designated concurrently, contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of such benefits. The beneficiary of a married Participant must be such Participant's Spouse unless the Spouse consents to the election. Spousal consent shall be effective only if (a) it is in writing, (b) it designates a beneficiary or a form of benefits which may not be changed without spousal consent, (c) it is accompanied by the written, signed consent of the Participant's Spouse, (d) the Spouse's signature is witnessed by a Plan representative or a notary public, and (e) the consent comports with all other requirements of applicable law. Notwithstanding anything herein to the contrary, no consent shall be required if the Committee is satisfied that the Participant's Spouse cannot be located. An election made pursuant to this subsection may be revoked at any time prior to the date of distribution. The consent of the Spouse shall be effective only as to the Spouse who signs the consent. In the event that a Participant changes an election which contains spousal consent, the spousal consent shall be ineffective unless a new consent is executed; the spousal consent is otherwise irrevocable. A beneficiary designation form will be effective only when the executed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms previously filed by the Participant.

         Payment of the death benefit shall be in any method or methods discussed in Section 9.3 as shall be chosen by the beneficiary, provided, however, that if the Participant dies after distribution of his interest has commenced, the remaining portion of such interest will continue to be distributed in accordance with the option elected under
         Section 9.3.

         If a Participant fails to designate a beneficiary before his death as provided herein, or if the beneficiary designated by a deceased Participant dies before him of before complete distribution of his benefits, the Committee shall authorize distribution of the Participant's benefits to the legal representative of the estate of the last to die of the Participant or his beneficiary, as appropriate.

9.9 Minimum Distribution Amount. Notwithstanding any provision of the Plan, the amount to be distributed each year, beginning with the year which is required in accordance with Section 9.6, must not be less than the lesser of the remaining balance in the Participant Account or the amount equal to the quotient obtained by dividing the balance in the Participant Account at the beginning of every such year by the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the beneficiary, if applicable. However, no distribution need be made in any year, or a lesser amount may be distributed if, beginning with the year that distributions began, the aggregate amounts distributed by the end of such year are at least equal to the aggregate of the minimum amounts required to have been distributed by the end of such year in accordance with the preceding sentence.

9.10 Transfers to Other Qualified Plans and IRAs. Upon retirement or termination of employment, a Participant may elect that all or a portion of the value of his Participant's Account may be transferred to another qualified plan meeting the requirements of Section 401(a) of the Code and which makes provisions for receiving such transferred assets or to an individual retirement account (including, for this purpose, an individual retirement annuity) established for the benefit of the Participant and meeting the requirements of Section 408 of the Code. Upon receipt of written instructions from the Committee containing the information necessary to effect such transfer, the Trustee and any applicable insurance company shall, for the benefit of the Participant, and subject to the terms and conditions of any applicable annuity contract, so transfer such assets.

9.11 Payment of Benefits to an Alternate Payee. A Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, which creates or recognizes the existence of an alternative payee's right to, or assigns to an alternate payee, the right to receive all or a portion of a Participant's benefit under the Plan, shall not alter the amount or form of benefits payable under the Plan. A Qualified Domestic Relation Order shall not be treated as failing to meet this paragraph if payment to such alternate payee are made before the Participant has separated from service, but after the date on which the Participant would have been eligible for a benefit upon termination or retirement.

                                    ARTICLE X
                                 ADMINISTRATION

10.1 Allocation of Responsibility for Plan Administration. The Administrative Committee shall have only those specific powers, duties, responsibilities and obligations as are specifically given under this Plan. In general, the Company shall have the sole responsibility for making the contributions provided for under Section 4.1, and the Company shall have the sole authority to enter into a contract with any Investment Company and to remove such Investment Company. The Administrative Committee shall have the sole responsibility for the administration of this Plan. The Trustee shall have the responsibility for the administration of the Plan assets. The Administrative Committee and Trustee may rely upon the direction, information or actions of each other as being proper under this Plan, and are not required under this Plan to inquire into the propriety of any such direction, information or action. It is intended under this Plan that the Administrative Committee and Trustee shall be responsible for the proper exercise of their own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of each other, except to the extent required by law.

10.2 Appointment of Committee. The Administrative Committee shall consist of not less than one nor more than seven members who shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members on the Administrative Committee may be increased from time to time, and new members may be appointed by the Board of Directors. Any member of the Administrative Committee may resign at any time, and the Board of Directors may remove any member of the Administrative Committee at any time.

10.3 Committee Procedures. The Administrative Committee may select a chairman and may select a secretary to keep its records or to assist it with any other duties to be performed by the Administrative Committee. A majority of the Administrative Committee in office may do any act which the Plan authorizes or requires the Administrative Committee to do, and the action of such majority expressed from time to time by a vote at a meeting, or in writing without a meeting, shall constitute the action of the Administrative Committee and shall have the same effect for all purposes as if assented to by all members of the Administrative Committee at the time in office. The members of the Administrative Committee may, by a writing signed by a majority of them, delegate to any one of them the authority to give certified notice in writing of any action taken by the Administrative Committee.

10.4 Duties of the Committee. The Administrative Committee shall administer the Plan and shall have the power and duty to take all action and to make decisions necessary or proper to carry out the Plan. Without limiting the generality of the foregoing, the Administrative Committee shall have the following powers and duties:

         (a) To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

                  (b) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

                  (c) To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, its interpretation and resolution to be finally conclusive and binding on all parties affected thereby; and

                  (d) To decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan.

10.5 Expenses. All expenses incurred prior to termination of the Plan that shall arise in connection with the administration of the Plan, including but not limited to the compensation of any accountant, counsel, specialist or other person who shall be employed by the Administrative Committee in connection with the administration thereof, shall be paid by the Company.

10.6 Committee Member Compensation. Unless otherwise agreed to by the Company, the members of the Administrative Committee shall serve without compensation for services as such, but all reasonable expenses shall be paid by the Company. The Company may only agree to compensate members of the Administrative Committee for services as such who are not receiving full-time pay from the Company.

10.7 Indemnification. Except to the extent insured, the company shall indemnify and save harmless any employee of the Company against any cost or expense (including attorney's fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) incurred by reason of the Employee's service as a fiduciary with respect to the Plan, except in the case of willful misconduct.

10.8 Committee Records. The Committee may designate one of its members to transmit all decisions of the Committee and to sign all necessary notices and other reports or documents on behalf of the Committee. All reports, notices or other documents bearing the signature of the member so designated shall be deemed to bear the signatures of all the members, and all parties dealing with the Committee are entitled to rely on any such reports, notices or other documents as authentic and representing the action of the Committee. The Committee shall maintain such books of accounts, records and other data as may be necessary or advisable in its judgment for the purpose of the proper administration of the Plan.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

11.1 Exclusive Benefit. Plan assets shall be held for the exclusive purpose of paying benefits to Participants and beneficiaries and defraying reasonable expenses of administering the Plan; provided that, if any contribution is made by the Company by mistake of fact, nothing in the foregoing shall prohibit the return of such contribution within one year of the payment of such contribution.

11.2 Plan Amendment of Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that no amendment shall have the effect of diverting any portion of the Plan's assets to any purpose other than for the exclusive benefit of the Participants and beneficiaries. In the event of the termination or partial termination of the Plan or the complete discontinuance of contributions to the Plan, the interest of Participants affected by the termination and their beneficiaries under the Plan shall be nonforfeitable. No amendment to the Plan shall decrease a Participant's Accrued Benefit or eliminate an optional form of distribution with respect to his Accrued Benefit as of the effective date of the amendment. Upon the termination of the Plan, any forfeiture which has not been reallocated as of such termination shall be allocated to each Participant who is in the employment of the Company as of the date of termination, in a manner consistent with the manner in which Discretionary Contributions are allocated in accordance with Section 4.1(f).
11.3 Merger, Consolidation or Transfer. This Plan shall not be merged or consolidated with any other plan, not shall its assets or liabilities be transferred to any other plan, unless immediately after such merger, consolidation or transfer of assets, each Participant in the Plan would, if the Plan were then to terminate, receive a benefit not less than the benefit which he would have been entitled to receive immediately before such merger, consolidation or transfer had the Plan then terminated.

11.4 No Guarantee of Employment. Nothing in this Plan shall be construed to give any Employee a legal right to be retained in the employ of the Company.

11.5 No Alienation of Benefits. It is a condition of the Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant in the Plan or in his Account shall be assignable, alienable, transferable or subject to any lien in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, except a transfer as a result of death or mental incompetency, and no right or interest of any Participant in the Plan or in his Account shall be liable for, or subject to, any obligation or liability of such Participant. Notwithstanding the preceding paragraph, the Plan shall honor orders that are determined by the committee to constitute qualified domestic relation orders within the meaning of Section 414(p) of the Code. In order to be a qualified domestic relations order, the Committee must determine that it is:

     (a) a judgment, decree or order of a court (including approval of a property settlement)

     (b) made pursuant to state domestic relations law (including a community property law)

     (c) that provides child support, alimony payments, or marital property rights to your spouse, former spouse, child or other dependent.

                  The Plan shall not honor a domestic relations order unless it specifies:

                  (a)      that it applies to the Plan,

                  (b) the name and last known mailing address of the affected Participant, as well as the name and last known mailing address of all alternative payees,

                  (c) the amount or percentage of the Participant's benefits that are required to be paid to each alternate payee, or the manner in which the amount or percentage is to be determined, and

                  (d) the number of payments or the period to which the order applies.

                  The Plan shall not honor a domestic relations order if it purports to require the Plan to:

                  (a)      provide increased benefits,

                  (b) provide any type or form of benefit, or any option, that is not already provided for in the Plan, or

                  (c) pay to anyone any benefits that are already required to be paid to someone else under a previous domestic relations order.

         When a domestic relations order comes to the Committee, the Committee shall notify the affected Participant and the alternate payees that the order has been received and described the following procedure for deciding whether to honor the order. Next, the Committee shall separately account for the benefits that, under the order, would be paid to someone other than the Participant and withhold distribution while deciding whether to honor the order. Next, the Committee shall decide whether the order constitutes a qualified domestic relations order. When the decision is made, the Committee shall notify the affected Participant and the alternate payees. Such notification shall be considered a decision on a claim, subject to the administrative appeal procedures of Section 11.7.

         If the Committee determines that the Plan will honor the order (or the ultimate result of an appeal is that the Plan must honor the order), the Committee shall proceed to make the payments required by the order (or schedule them for future payment, if they are not due yet). If the Committee decides that the Plan shall not honor the order (or the ultimate result of an appeal is that the Plan must not honor the order), the Committee will make payments as if there had been no order. In the unlikely event that the Committee cannot decide whether the Plan should honor the order within 18 months after the first payment should have been made under the order, the Committee shall make payments as if there had been no order until the decision is made, and then make future payments (but no past payments) in accordance with the decision.

11.6 Gender and Number. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

11.7 Administrative Committee. The Administrative Committee will operate and administer the Plan, will determine all questions arising under or in connection therewith, and may from time to time prescribe and amend regulations for such administration.

         The Committee shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the Plan, including all matters relating to eligibility for benefits, amount, time or form of benefits, and any disputed or allegedly doubtful terms. In exercising such discretion, the committee shall give controlling weight to the intent of the sponsor of the Plan. All decisions of the Committee in the exercise of its authority under the Plan shall be final and binding on the Plan, the Plan Sponsor and all participants and beneficiaries.

         The Committee will cause the records of the Plan to be kept on a basis that accounts separately for Participant Salary Deferral Contributions and Employer Contributions. Whenever directions, designations, applications, requests, or other notices are to be given by a Participant under the Plan, they shall be on forms prescribed by the Committee and shall be filed in such manner as shall be specified by the Committee on such forms. The Committee shall make all determinations as to the right of any person to a benefit. If any claim for benefits is wholly or partially denied by the Committee, written notification shall be sent to the claimant no later than 90 days, excluding extensions for special circumstances, after the initial claim was filed. If such an extension is required, the claimant shall be sent written notice of the extension prior to the termination of the initial 90-day period. In no case shall such an extension exceed a period of 180 days after the initial claim was filed. The notification of denial shall provide the following information to the claimant:

                  (a) The specific reason or reasons for the denial, with specific references to the pertinent Plan provisions on which the denial is based;

                  (b) A request for any additional material or information necessary for the claimant to correct the claim and an explanation of why such material or information is needed;

                  (c) Appropriate information regarding the procedure to be followed if the claimant wishes to appeal his claim denial. Such information should include, but is not limited to:

                                    (i) A statement  informing the claimant that
                           a failure to perfect his claim within 60 days after he receives notification of denial shall make the Committee's denial decision conclusive.

                                    (ii) A statement informing the claimant that
                           he or his personal representative may, upon written request, require the Committee to furnish all pertinent Plan information to the claimant.

                           If such  appeal  request is filed on a timely  basis,
                  the Committee shall review it no later than 60 days after receipt unless special circumstances require an extension of time for processing. If such an extension is required, the claimant shall be sent written notice of the extension prior to the termination of the 60-day period. In no case, however, shall the Committee's decision on such appeal request be delivered later than 120 days following receipt of the appeal request. The Committee's decision shall be delivered in writing and shall include the specific reasons for the decision and specific references to the Plan provisions which are applicable. The determination of the Committee to any disputed question shall be conclusive as to all persons affected thereby.

11.8 Plan Construction. This Plan shall be construed, whenever possible, to be in conformity with the requirements of the Code and the Employee Retirement Income Security Act of 1974 as amended. To the extent not in conflict with the preceding sentence, the construction and administration of the Plan shall be governed by, and its validity determined under, the laws of the Commonwealth of Pennsylvania.

                                   ARTICLE XII
                     PROVISIONS RELATING TO TOP-HEAVY PLANS

12.1 Definitions. With respect to any Plan Year in which this Plan is a Top-Heavy Plan (as hereinafter defined), the following additional definitions shall apply:

                  (a) "Affiliated Company" means any entity which with the Company forms (a) a controlled group of corporations within the meaning of Section 414(b) of the Code, (2) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or (3) an affiliated service group within the meaning of Section 414(m) of the Code.

                  (b) "Aggregation Group" means the Permissive Aggregation Group if there is one in existence, and shall otherwise mean the Mandatory Aggregation group, each as hereinafter defined.

                  (c) "Determination Date" means, as to any Plan Year, the last day of the preceding Plan Year.

                  (d) "Key Employee" means a person employed by the Company or any Affiliated Company who, during the Plan Year or during any of the preceding four Plan Years, was any of the following:

                                    (1)  An  officer   of  the   Company  or  an
                           Affiliated Company having an annual compensation in excess of 50% of the dollar limitation under Section 415(b)(1)(A) of the Code. An individual shall be considered an officer only if her (A) is in the regular and continuous employ of the Company or an Affiliated Company, (B) has been designated as an officer pursuant to election or appointment by the Board or other person or governing body having authority to elect or appoint officers of the Company or an Affiliated Company, and (c) is an administrative executive.

                                            The   number   of   persons   to  be
                           considered officers in any Plan Year and the identity of the persons to be so considered shall be determined pursuant to the provisions of Section 416(i) of the Code and the regulations published thereunder.

                                    (2) One of the ten  employees of the Company
                           and the Affiliated Companies owning (or considered as owning under the attribution rules set forth at
                           Section 318 of the Code and the regulations thereunder) the largest interest in the Company and all Affiliated Companies (aggregated) and having an annual compensation in excess of the dollar limitation under Section 415(c)(1)(A) of the Code.

                                    (3) A person who is both an employee and the
                           owner  of  a  greater  than  5%  capital  or  profits
                           interests in the Company or in any Affiliated Company, and any person who owns (or who, under Section 318 of the Code, is considered as owning) more than 5% of the outstanding stock of any entity constituting the Company or of an Affiliated Company, or of stock possessing more than 5% of the total combined voting power of all stock of such entity or Affiliated Company.

                                    (4) A person who is both an  employee  whose
                           annual compensation (as determined by applying the definition of compensation set forth in Section 415(c)(3) of the Code) from the Company and all Affiliated Companies exceeds $150,000 and who is greater than 1% owner of the Company, with ownership determined pursuant to paragraph (3) of this Section 12.1(d) by substituting "1%" for "5%" at each place where "5%" is set forth therein.

                           The beneficiary of any deceased Participant who was a
                  Key Employee shall be considered a Key Employee for the same period as the deceased Participant would have been so considered.

                  (e) "Key Employee Ratio" means the ratio for any Plan Year, calculated as of the Determination Date with respect to such Plan Year, determined by dividing the amount described in paragraph (1) of this Section 12.1(e) by the amount described in paragraph (2) of this Section 12.1(e), after deducting from both such amounts the amount described in paragraph (3) of the
                  Section 12.1(e).

                                    (1) The amount  described in this  paragraph
                           (1) is the sum of (A) the aggregate of the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group, (B) the aggregate of the balances in all of the accounts standing to the credit of Key Employees under all qualified defined contribution plans included in the Aggregation Group, and (C) the aggregate amount distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the period of five Plan Years ending on the Determination Date.

                                    (2) The amount  described in this  paragraph
                           (2) is the sum of (A) the aggregate of the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group, (B) the aggregate of the balances in all of the accounts standing to the credit of all participants under all qualified defined contribution plans included in the Aggregation Group, and (C) the aggregate amount distributed from all plans in such Aggregation Group to or on behalf of any participant during the period of five Plan Years ending on the Determination Date.

                                    (3) The amount  described in this  paragraph
                           (3) is  the  sum of (A)  all  rollover  deposits  (or
                           similar transfers) to the Plan initiated by an Employee and made after December 31, 1983, and (B) any amount that is included in subparagraph (2) hereof for, on behalf of, or on account of, a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year.

                  (f) "Mandatory Aggregation Group" means the group of qualified plans (including any terminated plans) sponsored by the Company or by an Affiliated Company formed by including in such group (1) all such plans in which a Key Employee is a participant, and (2) all such plans which enable any plan described in clause (1) to meet the requirements of either
                  Section 401(a)(4) of the Code or Section 410 of the Code.

                  (g) "Non-Key Employee" shall mean any person who is employed by the Company or an Affiliated Company, but who is not a Key Employee as to that Plan Year.

                  (h) "Permissive Aggregation Group" means the group of qualified plans (including any terminated plans) sponsored by the Company or by an Affiliated Company formed by including in such group (1) all plans in the Mandatory Aggregation Group, and (2) such other qualified plans sponsored by the Company or an Affiliated Company as the Company elects to include in such group, as long as the group, including those plans electively included, continues to meet the requirements of Sections 401(a)(4) and 410 of the Code.

                  (i) "Super Top-Heavy Plans" means this Plan for any Plan Year in which this Plan would be deemed to be a "Top-Heavy Plan" pursuant to Section 12.2 of this Article XII if "90%" were substituted for "60%" at each place where "60%" appears therein.

                  (j) "Top-Heavy Plan" means this Plan for any Plan Year in which this Plan is determined to be a "Top-Heavy Plan" pursuant to the provisions of Section 12.2 of this Article XII.

12.2 Determination of Top-Heavy Status. This Plan shall be deemed to be "top-heavy" as to any Plan Year if, as of the Determination Date with respect to such Plan Year, any of the following conditions are met:

         (a) The Plan is not part of an Aggregation Group, and the Key Employee Ratio under the Plan exceeds 60%;

                  (b) The Plan is part of an Aggregation Group, there being no Permissive Aggregation Group of which the Plan is a part, and the Key Employee Ratio of the Mandatory Aggregation Group of which the Plan is a part exceeds 60%; or

                  (c) The Plan is part of an Aggregation Group, there is a Permissive Aggregation Group of which the Plan is a part, and the Key Employee Ratio of the Permissive Aggregation Group of which the Plan is a part exceeds 60%.

12.3              Right to Participate in Allocation of Company's Contributions.

                  (a) General Rule. Notwithstanding any provision of this Plan to the contrary, any person who was eligible to be a Participant at any time during a Plan Year in which this Plan was a Top-Heavy Plan shall share in the allocation provided for in Section 4.1 of Article IV of this Plan for such Plan Year if he or she remained in the employ of the Company or an Affiliated Company through the end of the Plan Year with respect to which such allocation applies.

                  (b) Exceptions to the General Rule. The provisions of Section 12.3(a) of the Article XII shall not apply to any Participant for a Plan Year if, with respect to that Plan Year:

                                    (1)   Such   Participant   was   an   active
                           participant in a qualified defined benefit pension plan sponsored by the Company or by an Affiliated Company under which plan the Participant's accrued benefit is not less than the minimum accrued pension benefit that would be required under Section 416(c)(1) of the Code, treating such defined benefit pension plan as a Top-Heavy Plan and treating all such defined benefit pension plans as constitute an Aggregation Group as a single plan; or

                                    (2)   Such   Participant   was   an   active
                           participant in a qualified defined contribution plan sponsored by the Company or an Affiliated Company under which plan the amount of the employer contribution allocable to the account of the Participant for the accrual computation period of such plan ending with or within the Plan Year, exclusive of amounts by which the Participant's compensation was reduced pursuant to a salary reduction agreement or similar arrangement, is not less than the contribution allocation that would be required under Section 416(c)(2) of the Code under this Plan.

12.4     Minimum  Company  Contribution  Allocation.  The allocation  made under
         Section 4.1 of Article IV of this Plan to the Participant Account of each Participant who is a Non-Key Employee for any Plan Year, including a Plan Year in which this Plan is a Top-Heavy Plan or a Super Top-Heavy Plan, shall be not less than the lesser of:

                  (a) 4% of the "compensation" (as defined in Section 415 of the Code) of each such Participant for such Plan Year; or

                  (b) The percentage of  Compensation so allocated under Section
                  4.1 of Article IV to the account of the Key Employee for whom such percentage is the highest for such Plan Year.

         If any person who is a Participant in the Plan is a participant under any top-heavy defined benefit pension plan qualified under Section 401(a) of the Code sponsored by the Company or by an Affiliated Company the minimum benefit shall be provided under the defined benefit plan. For the purposes of determining whether or not the provisions of this
         Section 12.4 have been satisfied (1) contributions or benefits under Chapter 2 of the Code (relating to tax on self-employment income), Chapter 21 of the Code (relating to Federal Insurance Contributions
         Act), Title II of the Social Security Act, or any other federal or state law are disregarded, and (2) all defined contribution plans in the Aggregation Group shall be treated as a single plan. For the purposes of determining whether or not the requirements of this Section
         12.4 have been satisfied, contributions allocable to the account of the Participant under any other qualified defined contribution plan that is part of the Aggregation Group shall be deemed to be contributions made under this Plan, and, to the extent thereof, no duplication of such contributions shall be required hereunder solely by reason of this
         Section 12.4. This Section 12.4 shall not apply in any Plan Year in which the Plan is part of an Aggregation Group containing a defined benefit pension plan (or a combination of such defined benefit pension plans) if the Plan enables a defined benefit pension plan required to be included in such Aggregation Group to satisfy the requirement of either Section 401(a)(4) or Section 410 of the Code.

12.5 Adjustments to Annual Additions and Combined Plans Limitations. Notwithstanding any provision of the Code Section 415(e) to the contrary, in respect to any Plan Year in which this Plan is a Super Top-Heavy Plan, "1.0" shall be substituted for "1.25" in the definitions of "defined benefit plan fraction" and "defined contribution plan fraction".

12.6 Adjustments to Vesting Schedule. If this Plan is a Top-Heavy Plan with respect to any Plan Year, the schedule set forth in this Section 12.6 shall be substituted for the applicable schedule in Section 7.2, effective as of the first day of the first Plan Year in which this Plan is a Top-Heavy Plan; provided, however, that the vesting interest of each person who was a Participant as of the effective date of such substitution shall in no event be lower at any time than his or her vested interest would have been at such time if such vested interest were determined pursuant to the vesting schedule as the same existed immediately prior to such substitution.

         The substitute vesting schedule referred to in this Section 12.6 is as follows:

        Period of Service                              Percentage of Vesting
        less than 2 years                                        0%
   2 years but less than 3 years                                20%
   3 years but less than 4 years                                40%
   4 years but less than 5 years                                60%
        5 years or more                                        100%